UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2012

FIRST GUARANTY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Louisiana	000-52748	26-0513559
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

400 East Thomas Street
Hammond, Louisiana	70401
(Address of principal executive offices)	(Zip Code)

(985) 345-7685
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Dear Shareholders,

A year of great progress.  That is the best description of the year 2011 for First Guaranty Bancshares, Inc.
In 2010, First Guaranty Bancshares recorded net income of $10,025,000. Early in 2011, it was determined that the best way to strengthen the balance sheet of First Guaranty Bancshares and enhance shareholder value was to systematically attack the substantial balance of past due and non accrual loans.  A careful strategy was implemented which reduced earnings but allowed management to address the restructuring and elimination of past due and non accrual loans.  Management and the Board believe this strategy resulted in a stronger balance sheet and greater earnings potential in future years.
Based upon unaudited results, in 2011, an estimated net income of slightly over $8 million for the year was booked while contributing $10,187,000 to our loan loss provision and writing down other real estate by the sum of approximately $783,000.  These earnings allowed First Guaranty Bancshares to pay dividends to shareholders of $3,610,257, preferred dividends to the U.S. Treasury for TARP and SBLF of $1,975,599, and contribute $2,448,000 to retained earnings, thus further strengthening the balance sheet of First Guaranty Bancshares. As of December 31, 2011 First Guaranty Bancshares had a tier 1 leverage capital ratio of 9.03% compared to a regulatory requirement of 4%; and, a total risk based capital of 14.73% compared to a regulatory requirement of 8%. These capital percentages compared very favorably to the December 31, 2010 capital ratios of 8.69% tier 1 and 13.03% total risk base.
The tremendous positive impact and the success of the 2011 strategy is shown by the reduction of non accrual loans from $28,718,000 as of December 31, 2010 to $18,550,000 as of December 31, 2011 for original FGB loans or $22,450,000 if merger loans are included. The total past due and non accruals dropped sharply from $54,031,000 as of December 31, 2010 to $23,877,000 as of December 31, 2011 for former First Guaranty Bank loans or $29,140,000 if merger loans are included.
When this improvement is combined with the net $17 million capital infusion received by First Guaranty Bancshares through Small Business Lending Funding and the increase in income and equity as a result of the successful merger and acquisition with Greensburg Bancshares, 2011 resulted in a much stronger First Guaranty Bancshares.  The combination of earnings, small business lending capitalization and capital gained with the acquisition of Greensburg Bancshares increased shareholders’ equity in First Guaranty Bancshares in 2011 by a total of $28,664,000.  First Guaranty Bancshares is positioned to move to a new level in 2012 in income and shareholder value.
First Guaranty Bancshares appreciates the loyalty of the shareholders who have supported the bank for many years. Since 1993, we have seen the core book value attributed to a single 1993 share of First Guaranty stock increase from $4.49 to $30.47. For that same period of time, that single 1993 share of First Guaranty stock would have resulted in dividends to the First Guaranty shareholder totaling $15.47 per share. Between the appreciation in book value and the dividends received, the total return on one 1993 share of First Guaranty stock is $41.43. As we continue our move toward a fortress balance sheet for First Guaranty Bancshares it is anticipated that shareholder value and dividends will continue. To reward and express First Guaranty Bancshares appreciation for the loyalty of its shareholders, First Guaranty Bancshares is declaring a 10% stock dividend effective February 24, 2012. First Guaranty Bancshares looks forward to the continued loyalty and support of its shareholders as we move forward toward our long term goals for building and strengthening First Guaranty Bancshares.

Sincerely,

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST GUARANTY BANCSHARES, INC.
(Registrant)
Date: February 14, 2012
	By:	/s/Marshall T. Reynolds	By:	/s/Alton B. Lewis
		Marshall T. Reynolds		Alton B. Lewis, Jr.
		Chairman of the Board		Vice Chairman of the Board and Chief Executive Officer